Exhibit 10.1
NOVEMBER 18, 2005
CONFIDENTIAL
Dr. Casey Case
605 Barroilhet Avenue
San Mateo, CA 94402
Dear Casey:
This document, upon your signature, will constitute the agreement between you and Sangamo BioSciences, Inc. (the “Company”), on the terms of your separation from employment (the “Agreement”). It is understood that both you and the Company want to preclude any dispute arising out of your employment, your separation, or any other matter involving you and the Company and also wish to preserve the good will that exists between you and the Company.
Termination of Employment
1. Termination Date. You hereby submit your resignation as Vice President of Research Operations and from all other offices and positions you hold with the Company, effective November 18, 2005 (“Termination Date”). As of this date, your employment relationship with the Company will terminate.
2. Consulting Services.
(a) During the period from the Termination Date through the earlier of March 18, 2006 and the date determined in accordance with Section 2(b) below (the “Consulting Period”), you agree to serve as a consultant to the Company. In this capacity, you will provide services as requested from time to time by the Chief Executive Officer including transitioning research operations matters to the Company’s executive officers. During the Consulting Period, you will perform assignments as reasonably requested by the Chief Executive Officer, and use your best efforts to promote the interests of the Company; however, it is not expected that you will devote your full time to your consultancy.
(b) In the event you become an employee or a service provider to or obtain an economic interest in (excluding ownership of less than 1% of the outstanding stock of any publicly held company) a Competitor (as defined below), your service as a consultant to the Company will immediately and automatically be terminated without any action on the part of the Company. A Competitor shall mean any business engaged in any phase of the business of researching, developing, producing or selling nucleic acid binding proteins, gene regulation or gene correction technologies or functional alternatives therefor.

Dr. Casey Case

What You Will Receive
3. Initial Severance Payment. You will receive a lump-sum cash payment from the Company as soon as administratively practicable following the Termination Date in an amount equal to $71,878 (the “Initial Severance Payment”). The Initial Severance Payment shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected.
4. Additional Severance Payments.
(a) In addition to the Initial Severance Payment, you will be entitled to receive cash severance payments in an aggregate amount of $73,333 (the “Additional Severance Payment”). The Additional Severance Payment shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected. Fifty percent (50%) of the Additional Severance Payment will be paid on May 19, 2006, and the remaining 50% of the Additional Severance Payment will be paid in two equal installments on June 19, 2006 and July 19, 2006, respectively.
(b) You will not be entitled to receive any unpaid portion of the Additional Severance Payment in the event you begin Employment with a Competitor prior to the applicable payment date. The term “Employment” means providing services of any kind for compensation, either as an employee or a consultant.
(c) The Company shall be entitled to reduce the amount of the Additional Severance Payment by the amount of any cash compensation you earn though other Employment between the Termination Date and July 18, 2006.
(d) Notwithstanding any provision to the contrary in this Agreement, no Additional Severance Payment shall be made or paid to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” with the Company, as such term is defined in Treasury Regulations issued under Section 409A of the Internal Revenue Code (the “Code”) or (ii) the date of your death, if you are deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Paragraph 4 shall be paid in a lump sum to you, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

Dr. Casey Case

5. Benefits.
(a) After the Termination Date, you may elect to continue group health benefits (i.e. medical, health and vision as currently enrolled) under COBRA. If you elect COBRA coverage, the Company will reimburse you for such COBRA coverage at the monthly rate of $1,667 until the earlier of July 18, 2006 or the date you begin Employment or the substantial equivalent thereof with another company. In the event that the Company’s health care coverage reimbursement payments would result in the recognition of taxable income (whether for federal, state or local income tax purposes) by you or your spouse or other eligible dependent, the Company shall provide an additional cash payment to the affected party or parties in an amount sufficient to cover the income and employment tax liability resulting from such coverage and from the additional payment itself so that you and your spouse and eligible dependents do not incur any out-of-pocket tax liability with respect to such continued health care coverage (the “Gross-Up Payment”). Notwithstanding the foregoing, in no event will the Gross-Up Payments exceed $13,336 in the aggregate. Unless otherwise requested, you will be reimbursed on a ratable basis each quarter.
(b) Notwithstanding any provision to the contrary in this Agreement, no Gross-Up Payment shall be made or paid to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” with the Company, as such term is defined in Treasury Regulations issued under Section 409A of the Internal Revenue Code (the “Code”) or (ii) the date of your death, if you are deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Paragraph 5 shall be paid in a lump sum to you, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.
6. Stock Options. During the Consulting Period, you will continue to vest in your Company stock options in accordance with the terms of your Stock Option Agreements and the Company’s 2000 and 2004 Stock Incentive Plans. Beginning on the last day of the Consulting Period, you will have the limited time period specified in each of your Stock Option Agreements to exercise your vested Company stock options. Upon the expiration of such limited exercise period your Company stock options will terminate and cease to be outstanding for any vested option shares for which the options have not been exercised.

Dr. Casey Case

What You Are Agreeing to Release
7. General Release. In consideration for the foregoing benefits, payments and other consideration, you agree to unconditionally and forever release and discharge the Company and all of its related entities, officers, directors, agents and employees, and each of them, of and from any and all debts, claims, liabilities, demands and causes of action of every kind, nature and description, whether known or unknown, including, but not limited to, any claim for salary, stock options, severance, benefits, and any other form of compensation; claims for breach of contract, breach of the covenant of good faith and fair dealing, termination in violation of public policy or wrongful termination; negligence; intentional torts; fraud and misrepresentation; any claim for breach of fiduciary duty, whether as a shareholder or in any other capacity; and any claims under federal, state or local law, including, but not limited to, the Fair Employment and Housing Act, the California Labor Code, the Family Medical Leave Act, the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964, and any waivable clams under any workers’ compensation statute, which you have or may have or could assert against the Company as of the Effective Date of this Agreement, including, but not limited to, any claims arising out of or connected with your employment, the termination of your employment, or your investment in the Company or ownership of the Company’s stock.
8. Waiver of Claims. It is further understood and agreed that as a condition of this Agreement, you expressly waive and relinquish all claims, rights or benefits that you may have under California Civil Code 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”
Other Agreements
9. Employee Loan. You agree that you owe Sangamo the outstanding balance of your loan with the Company, currently standing at $16,878. This amount will be deducted from the Initial Severance Payment, in satisfaction of your obligation under the loan.
10. Non-Disparagement.
(a) You agree that you will not make any negative or disparaging statements or comments, either as fact or opinion, about the Company, including but not limited to its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position, financial statements, financial condition, performance and other similar information.

Dr. Casey Case

(b) Company agrees that, as long as the following persons are employed by the Company in such capacity — Edward Lanphier, President & Chief Executive Officer, Dale Ando, Vice President, Therapeutic Development and Chief Medical Officer, David Ichikawa, Senior Vice President, Business Development, Philip Gregory, Vice President, Research and Greg Zante, Sr. Director, Finance & Administration each will not make any disparaging statements or comments to any third party, either as fact or as opinion, about you or your performance at the Company. This provision is not intended to preclude such persons from providing truthful testimony as may be required by law.
11. Proprietary and Confidential Information. You also agree to preserve as confidential and not to use or disclose any Sangamo trade secrets, confidential knowledge, data or other proprietary information relating to technology customers, products, business plans, financial or organizational information or other subject matter pertaining to any business of the Company or any of its clients, customers, or licensees from this day forward. You agree to execute the Proprietary Information, Inventions and Materials Agreement attached hereto as Exhibit A.
12. Confidentiality. You agree that the terms of this Agreement are confidential. It is therefore agreed that, unless compelled by law, you will not reveal, discuss, publish or in any way communicate any of the terms or amount of this Agreement to any person or entity, except to any of your attorneys, tax consultants, professional representatives, spouse or other family member, and any other person with a business need to know information concerning this Agreement.
13. Waiver, Amendment and Modification of Agreement. No waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
14. California Law Applies. This Agreement, in all respects, shall be interpreted, enforced, governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such state, without regard to the choice-of-law or conflict-of-laws principles of any jurisdiction.
15. Breach. You and the Company agree that, in the event of any breach of this Agreement, the non-breaching party shall be entitled to pursue all available legal and equitable remedies, including injunctive relief, and shall have the right to recover reasonable attorneys’ fees and costs, unless otherwise provided by law.
16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

Dr. Casey Case

17. Headings Are Not Controlling. The headings used in this Agreement are for the purpose of organization only and are not intended to inform, alter or control the terms of this Agreement.
18. Facsimile Signature. Facsimile signatures on this Agreement shall be treated as original signatures.
19. Complete and Voluntary Agreement. This Agreement, and any other agreement referenced herein, sets forth the entire agreement between you and the Company relating to the subject matter hereof. You warrant that you have read and fully understood this Agreement; that you have had the opportunity to consult with legal counsel of your own choosing and to have the terms of the Agreement fully explained to you; that you are not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that you are executing this Agreement knowingly and voluntarily, free of any duress and coercion.
Effective Date of the Agreement
20. Timeline for Considering, Signing and Revoking the Agreement. You understand and agree that you have been provided a period of twenty-one (21) days within which to consider whether you will execute this Agreement. The offer of this Agreement shall expire on the twenty-second (22nd) day after you have received it. If this day is a Saturday, Sunday or holiday recognized by the U.S. Postal Service, the expiration date is extended to the next business day.
An executed Agreement must be delivered or mailed to Edward Lanphier, at Sangamo BioSciences, Inc. on or before the twenty-first (21st) day after receiving this Agreement. Unless you personally deliver the signed Agreement on or before this date, it must be sent by a traceable overnight delivery service or traceable overnight express mail and postmarked on or before this date (the end of the twenty-first (21st) day after receiving this Agreement).
You have a limited period of seven (7) calendar days after signing to revoke your acceptance of this Agreement. You must deliver or mail written notification of revocation to Edward Lanphier at Sangamo BioSciences, Inc. Unless you personally deliver the signed revocation within this seven (7) calendar day period, it must be sent by a traceable overnight delivery service or traceable overnight express mail and postmarked on or before the end of the seven (7) calendar day period after signing this Agreement. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.
Because of the revocation period, you understand that the payment requirements of this Agreement shall not become effective or enforceable until the eighth (8th) calendar day after the date you sign this Agreement (the “Effective Date”).

Dr. Casey Case

Please confirm your agreement to these terms by signing the Agreement below and returning the signed copy to me.
Very truly yours,

/s/ Edward Lanphier
Edward Lanphier
President & CEO Sangamo BioSciences, Inc.

By signing this letter, I acknowledge that I have had twenty-one (21) days to review this Agreement carefully, and to consult with attorneys or advisors of my choice. I understand the terms of this Agreement and the significance of the waivers that I have made, and I am signing this Agreement voluntarily and without coercion.

/s/ Dr. Casey Case Dr. Casey Case	November 18, 2005 Date

Exhibit A
Form of Proprietary Information Agreement